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(AMERICAN HOMEPATIENT LOGO)


                                                                   NEWS RELEASE
                                                                   EXHIBIT 99.1



Contacts:    Joseph F. Furlong         or         Marilyn O'Hara
             President and CEO                    Executive VP and CFO
             (615) 221-8884                       (615) 221-8884
                                                  PRIMARY CONTACT


FOR IMMEDIATE RELEASE



                  MARILYN O'HARA, AMERICAN HOMEPATIENT, INC.'S
                       CHIEF FINANCIAL OFFICER TO RETIRE
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BRENTWOOD, TN. (May 17, 2004) - American HomePatient, Inc. (OTC: AHOM.OB) today announced that Marilyn O'Hara, the Company's Chief Financial Officer, is planning to retire. It is anticipated that Ms. O'Hara will continue her service with the Company until September 30, 2004 and will assist in the transition of her duties. The Company will initiate a comprehensive search to find a capable replacement for Ms. O'Hara.

Joseph Furlong, the Company's CEO, stated "We wish Marilyn well in her retirement and appreciate her more than five years of very valuable service with American HomePatient. We also commend her for a distinguished accounting career and many years of the highest professionalism. She will be missed."

American HomePatient, Inc. is one of the nation's largest home health care providers with 288 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM.OB.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties



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regarding replacing Ms. O'Hara. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include the effect of healthcare regulation and reimbursement, government investigations, the ability to retain management, leverage and liquidity, and the effect of competition. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.